Exhibit 99.1

Blackstone Mortgage Trust Reports First Quarter 2013

Highlights and Operating Results

New York, May 6, 2013: Blackstone Mortgage Trust, Inc. (NYSE: BXMT) today reported its first quarter 2013 results.

We completed our first full quarter under the management of a subsidiary of The Blackstone Group L.P. and, effective May 6, 2013, changed our name from Capital Trust, Inc. to Blackstone Mortgage Trust, Inc. Also on May 6, 2013, we Company completed a one-for-ten reverse split of our class A common stock.

Stockholders’ equity increased to $76.1 million, or $25.21 per share, as of March 31, 2013.

Blackstone Mortgage Trust issued a full detailed presentation of its first quarter 2013 results which can be viewed at www.blackstonemortgagetrust.com.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE: BXMT) is a real estate finance company that focuses primarily on loans and securities backed by commercial real estate assets. Blackstone Mortgage Trust is externally managed by BREDS/CT Advisors L.L.C., a subsidiary of Blackstone and is a real estate investment trust traded on the New York Stock Exchange under the symbol “BXMT.” Blackstone Mortgage Trust is headquartered in New York City. Further information is available at www.blackstonemortgagetrust.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-focused funds and closed-end funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.Blackstone.com. Follow Blackstone on Twitter @Blackstone.

Blackstone Mortgage Trust, Inc. 345 Park Avenue New York, NY 10154 212-655-0220

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Blackstone Mortgage Trust’s current views with respect to, among other things, Blackstone Mortgage Trust’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone Mortgage Trust believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone Mortgage Trust undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor and Media Relations Contacts

Douglas Armer Tel: +1 (212) 655-0220 Douglas.Armer@Blackstone.com

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